                                                                    EXHIBIT 6.10

                    [TORCH ENERGY MARKETING INC. LETTERHEAD]


TO:      TREK RESOURCES, INC.
         ATTN: MIKE MONTGOMERY
         4925 GREENVILLE AVENUE
         DALLAS, TX 75205

DATE:    August 1, 2000

Re:      TORCH Contract No. 20245


Gentlemen:

Confirming the following agreement ("Agreement") between Torch Energy Marketing, Inc. (TEMI) Trek Resources, Inc. ("Trek") for a FIXED PRICE contract as described below (each of TEMI and TREK is referred to as a "Party" and together are referred to as the "Parties"):

1.       TRADE DATE:                       August 1, 2000

2.       EFFECTIVE DATE:                   September 1, 2000

3.       PERIOD ENDING DATE(S):            The last day of each calendar month
                                           of the Agreement, the last period
                                           ending date being August 31, 2001.

4.       BUYER OF FIXED PRICE:             TEMI

5.       SELLER OF FIXED PRICE:            TREK

6.       COMMODITY:                        West Texas Intermediate Crude
                                           Oil (WTI)

7.       QUANTITY:                         200 Barrels Per Day

8.       QUANTITY MEASUREMENT UNIT:        Barrels

9.       FIXED PRICE:                      $26.25

10.      EXPIRATION DATE OF AGREEMENT:     September 10, 2001

11.      PREMIUM AMOUNT:                   Not applicable

12. ACTUAL AVERAGE PRICE: The unweighted arithmetic average of the price of West Texas Intermediate Crude Oil (WTI) as traded on the New York Mercantile Exchange for each calendar month during the term of the agreement. The Actual Average Price calculation shall include each day of the month, including all weekends and holidays, with prices for the weekend and holiday being the posted price on the last working day prior to the weekend or holiday.

Trek Resources, Inc.
TORCH Contract No. 20245
August 1, 2000
Page 2



13.      SETTLEMENT:

         Settlement shall be determined after each calendar month of the Agreement using one of the following methods: (i) when the Actual Average Price is less than the Fixed Price, TEMI will wire to TREK that price difference times the number of barrels per month; or (ii) when the Actual Average Price is greater than the Fixed Price, TREK will wire to TEMI that difference times the number of barrels per month; or
         (iii) when the Actual Average Price equals the Fixed Price, no payment is required from either party.

         Cash settlement shall be due and payable in U.S. dollars against TEMI's invoice and payment details by 4:00 p.m., Central Time, by wire transfer of immediately available funds, on the twentieth day following the last day of the calendar month, for each month of the agreement, being September, 2000 through August, 2001. Payment by the debtor Party will be made without any deduction or withholding for, or on account of, any tax(es) (if any), except to the extent required by law, and without any set off, counterclaim, restriction or condition, except as otherwise provided in the last paragraph of this Section (13) and Section (19)(E). Mutual credits and debits arising from any other swap agreement(s) entered into between the Parties hereto and having a common maturity/settlement date shall be included in calculating the net amount payable in each instance. Payment shall be made by wire transfer to the payee Party's designated bank and account in immediately available funds on or before due date unless otherwise agreed upon between the Parties. A Party that defaults in the payment of any amount due hereunder will, to the extent permitted by law, pay interest on that amount to the other Party based upon a year of 360 days for the number of days elapsed from the date on which the payment was due to and including the date on which payment is made, compounded daily at a per annum rate equal to 1% plus the highest Prime Rate published as such in The Wall Street Journal.

         Each obligation of each Party to pay any amount due under this Agreement [other than an amount that is due under Section (19)(E)] is subject to the condition precedent that no Event of Default (as hereinafter defined) (or event, act or omission which, with the passing of time and/or the giving of notice, will give rise to an Event of Default) has occurred and is continuing with respect to the other Party.

14. NO PHYSICAL DELIVERY: No physical delivery shall take place or be required of either Party hereunder. This transaction shall be cash-settled as described herein.

15. NO BROKER/AGENT: Both Parties are acting as principal in this Agreement and neither Party is acting as a broker or agent for any other party.

16. CREDIT TERMS: Each Party shall act in good faith toward the other and meet TEMI's reasonable credit requirements.

         TREK hereby represents to TEMI that it sells crude oil to Plains Marketing, L.P. ("Plains") and that the volume stipulated in Section 7 does not exceed 60% of its equity crude oil volume sold to Plains.

         TREK agrees to properly execute an agreement giving TEMI and Plains the right to offset any funds which may become due to TEMI, in accordance with the terms provided in Section (13), against the monthly settlement due TREK, from Plains, for the purchase of TREK's equity crude oil ("the Offset Agreement"). The Offset Agreement will be executed on TREK letterhead, in triplicate, in a form prescribed by and furnished by TEMI and Plains. Additionally, the Offset Agreement will give Plains the right to amend the term of the crude oil lease purchase contract (between TREK and Plains) to at least match the term stipulated in Sections (2) and (3) herein. Such contract term, once amended,

Trek Resources, Inc.
TORCH Contract No. 20245
August 1, 2000
Page 3


         may only be amended at the discretion of Plains, but in no event will the remaining term be less than the term stipulated herein.

         In the event that amounts due under the Agreement, if any, for a particular contract month yields a net amount, after any setoffs or deductions, due to TEMI, then such payment shall be the sole obligation of TREK.

         If TREK chooses to cover any credit exposure by transfer of funds, then upon transfer of funds, TEMI will credit TREK's account with interest calculated at a rate per annum equal to the LIBOR (London Interbank Offered Rate) minus one percent (1%) as quoted in the Wall Street Journal. TREK hereby grants a security interest in these funds to TEMI and TEMI agrees to hold these funds as security for the account of TREK, to be partially or totally refunded at TREK's discretion when the excess credit exposure is reduced or eliminated.

17. WIRING INSTRUCTIONS: The following is the wire transfer information for payment:

         To Torch:                                         To TREK:

         Chase Bank of Texas, N.A.                         Please Advise
         Houston, Texas
         ABA No. 113000609
         For the Account of Torch Energy Marketing, Inc.
         Account No. 00101399294


18.      REPRESENTATIONS:

A. Each Party to this transaction represents and warrants unto the other that (i) it is a producer, processor, or commercial user of, or a merchant handling the commodity which is the subject of this transaction, or the products or by-products thereof; (ii) it is either a corporation, partnership or proprietorship which (a) has total assets exceeding $10 million, (b) the obligations under this Agreement are guaranteed or otherwise supported by a letter of credit, or (c) has a net worth of $1 million and is entering into this transaction to manage the risk of an asset or liability owned or incurred (or reasonably likely to be owned or incurred) in the conduct of its business; or is an individual having total assets exceeding $10 million and is entering into this transaction to manage the risk of an asset or liability owned or incurred (or reasonably likely to be owned or incurred) in the conduct of its business; (iii) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other action on its part; (iv) this Agreement is a legally valid and binding obligation of it, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, re-organization, moratorium or other similar laws affecting creditors' rights generally; and (v) the terms of this Agreement have been individually tailored and negotiated

B. TEMI represents to TREK that TEMI has taken an equal and opposite trade position for this Agreement.

19.      MISCELLANEOUS:

A. The interests and obligations arising from this Agreement are non-transferable and non-assignable.

B. If at any time after the Parties enter into this Agreement any provision of this Agreement is held by any court or government agency of competent jurisdiction to be illegal, void or enforceable, such

Trek Resources, Inc.
TORCH Contract No. 20245
August 1, 2000
Page 4

         provision shall be of no force and effect, but the illegality or enforceability of such provision shall have no effect upon and shall not impair the enforceability of the remainder of this Agreement.

C. Any claim or controversy arising out of this Agreement, or the interpretation thereof, shall be settled by arbitration under the then prevailing rules of the American Arbitration Association. Judgment based upon the decision of the arbitrator may be entered into any court having jurisdiction thereof.

D. In the event the determining reference or quotation of the New York Mercantile Exchange price for WTI hereunder ceases to be published permanently, or for six or more consecutive Business Days (as hereinafter defined) during any applicable monthly pricing period, the Parties hereto shall attempt in good faith to agree upon a substitute means or mechanism for determining the floating price to be used in calculating the Actual Average Price (for the duration of this Agreement or for the affected monthly pricing period, as applicable). In the event the Parties cannot reach an agreement upon such a substitute means or mechanism, the matter shall be referred to three qualified, outside/unrelated experts for binding resolution, with TEMI naming one such expert and the other Party hereto naming the second such expert, and with the two experts so named selecting the third expert. The decision of the third expert with respect to a substitute means or mechanism for determining the floating price to be used in calculating the Actual Average Price shall be binding on the Parties hereto. The cost of any such expert resolution shall be borne equally by and between the parties hereto. "Business Day" means any day on which commercial banks are open for business in New York City.

E.       i.       For purposes of this Agreement, an "Event of Default" shall have occurred if either Party (the "Defaulting Party") shall
                  (a) fail to pay the other Party any amount when due under this Agreement, provided that the Defaulting Party receives notice of such delinquent payment from the other Party, and fails to cure such default in payment within two Business Days of receipt of notice of such delinquent payment, or (b) the Defaulting Party or any of its affiliates, defaults under any other swap agreement with the other Party or any of its affiliates, which default would permit early termination or liquidation of such other agreement, or (c) any of the Defaulting Party's representations set forth in this Agreement prove to have been untrue or misleading in any material respect when made and continue to be untrue, or (d) file a petition or otherwise commence or authorize the commencement of a proceeding or case under any bankruptcy, insolvency, reorganization, or similar law for the protection of creditors, or have any such petition filed or proceeding or case commenced against it and it is not successful in having such petition, proceeding, or case dismissed within 60 days, or (e) have a liquidator, administrator, receiver or trustee appointed with respect to it or any substantial portion of its property or assets, or (f) fail to observe and perform any other material agreement, term or condition contained in this Agreement other than in paragraphs (a) through (e) hereinabove, if such failure continues for a period of seven
                  Business Days after notice of such failure is given to the Defaulting Party by the other Party.

         ii. If an Event of Default occurs, the non-defaulting Party shall not be obligated to make any payments to the Defaulting Party for any third party brokerage fees and commissions which the Defaulting Party incurs as a result of entering into any Replacement Transaction(s).

         iii. Each of the Parties agrees that (a) any amounts payable pursuant to this Section 19(E) constitute a reasonable estimate of payments and are not a penalty, and (b) such amounts are payable by way of liquidated damages and neither Party shall be entitled to recover any other damages in addition thereto or in lieu thereof.

Trek Resources, Inc.
TORCH Contract No. 20245
August 1, 2000
Page 5


         iv. The Defaulting Party shall indemnify and hold the Non-Defaulting Party harmless from any and all costs and expenses of collection, including without limitation reasonable attorney's fees and court costs, incurred in the exercise of any remedies hereunder.

20.      CONTACTS/REPRESENTATIVES:

         For TEMI:                                    For Trek:

         Norman L. Young                              Mr. Mike Montgomery
         Director - Risk Management Services          (214) 373-0318
         (713) 753-1326 FAX (713) 210-7330            (214) 373-6710 (Fax)

         Ron Chovanec
         Manager, Risk Management Services
         (713) 753-1430 FAX (713) 210-7376


         Mailing Address for all                      Mailing Address for all
         representatives:                             representatives:

         Torch Energy Marketing, Inc.                 Trek Resources, Inc.
         1221 Lamar, Suite 1600                       4925 Greenville Avenue
         Houston, Texas 77010-3039                    Dallas, TX 75206

21. LIMITATION OF LIABILITY: THE PARTIES AGREE THAT THE TOTAL MONETARY LIABILITY OF EITHER PARTY WITH RESPECT TO (I) THIS AGREEMENT OR (II) ANY ACT COMMITTED IN CONNECTION HEREWITH, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, SHALL NOT EXCEED (AS APPLICABLE) THE FAIR MARKET VALUE OF THE COMMODITY SOLD OR TO BE SOLD HEREUNDER, OR THE FAIR MARKET VALUE OF THAT PORTION OF SUCH COMMODITY UPON WHICH THE CLAIM OR LIABILITY IS BASED. HOWEVER, "FAIR MARKET VALUE" SHALL INCLUDE THE REASONABLE COSTS OF THE VALUE OF MONEY. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT OR CONSEQUENTIAL DAMAGES. NOTHING STATED ABOVE IN THIS PARAGRAPH SHALL LIMIT LIABILITY FOR MALICIOUS MISCONDUCT OR ANY INTENTIONAL INFLICTION OF PROPERTY DAMAGE OR PHYSICAL HARM/INJURY. IN ADDITION, IF A PARTY TO THIS AGREEMENT IS COMPELLED TO RETAIN THE SERVICES OF ONE OR MORE ATTORNEYS TO ENFORCE SAID PARTY'S RIGHTS HEREUNDER (AGAINST THE OTHER PARTY HERETO) IN ANY COURT ACTION, LITIGATION OR PROCEEDING, THE PARTY RETAINING COUNSEL SHALL HAVE THE RIGHT TO BE REIMBURSED (BY THE OTHER PARTY HERETO) FOR SAID PARTY'S REASONABLE COURT COSTS, EXPENSES AND ATTORNEY'S FEES IF SAID PARTY RETAINING COUNSEL SHALL ULTIMATELY PREVAIL IN ANY SUCH COURT ACTION, LITIGATION OR PROCEEDING.

22. ENTIRE AGREEMENT; COUNTERPARTS: This Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings with respect thereto. This Agreement (and each amendment, modification and waiver in respect of it) may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed an original.

23. GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflict of laws principles.

Trek Resources, Inc.
TORCH Contract No. 20245
August 1, 2000
Page 6


Please confirm your acceptance of the foregoing terms and conditions by executing this Agreement in the space provided below and returning immediately by fax (713/210-7376 or 713/210-7330) and the signed copy by mail.

We appreciate this opportunity to do business with you.

Very truly yours,


Torch Energy Marketing, Inc.
1221 Lamar, Suite 1600
Houston, Texas 77010-3039

        By: /s/ NORMAN L. YOUNG
            ------------------------------
            Norman L. Young
            Director
            Risk Management Services

AGREED TO AND ACCEPTED this 11th day of September, 2000 by:


Trek Resources, Inc.:


By:    /s/ MICHAEL E. MONTGOMERY
       -------------------------

Name:  Michael E. Montgomery
       -------------------------

Title: President
       -------------------------